Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Scott A. Harty	Direct Dial: 404-881-7867	Email: scott.harty@alston.com

May 02, 2019

Bank First National Corporation 402 North 8th Street Manitowoc, WI 54220

Re:	Tax Opinion – Agreement and Plan of Merger by and between Bank First National Corporation and Partnership Community Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of January 22, 2019, and as amended on April 30, 2019 (the “Agreement”), by and between Bank First National Corporation, a Wisconsin corporation (“BFC”), and Partnership Community Bancshares, Inc., a Wisconsin corporation (“PCB”), pursuant to which, at the Effective Time, PCB will merge with and into BFC, with BFC as the surviving corporation (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. This opinion is being delivered in connection with the amended registration statement on Form S-4 of BFC (the “Registration Statement”), which includes the joint Proxy Statement of BFC and Prospectus of BFC, filed by BFC with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the letters of BFC and PCB to Alston & Bird LLP and Godfrey & Kahn S.C. dated as of the date hereof, containing certain facts and representations (the “Officer Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for the opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, Officer Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by BFC and PCB in the Officer Certificates are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by BFC and PCB in the Agreement, Registration Statement, and Officer Certificates that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

Tax Opinion – Agreement and Plan of Merger by and between Bank First National Corporation and Partnership Community Bancshares, Inc.

May 02, 2019

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or a court.

Based on and subject to the foregoing, it is our opinion that the Merger will be treated for U.S. federal income taxes as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an Exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Scott Harty
Scott Harty
A Partner